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                                                               Exhibit (a)(1)(C)


PUMATECH, INC.                                2550 North First Street, Suite 500
                                                              San Jose, CA 95131
                                                               Tel. 408.321.7650

                                                                www.pumatech.com

                                                              September 24, 2001



Dear Option Holder:

     As stated in my all hands meeting on September 10, 2001, in which we announced an important opportunity for our employees, officers and directors who hold outstanding stock options, the equity markets have been volatile this year. Our Board of Directors recognizes that you value our stock option program and that the overall market environment has left many of you with options at prices that are higher than our stock's current trading prices.

     In response to this situation, the Board has approved the Pumatech Stock Option Exchange Program. This voluntary program allows Pumatech employees, officers and directors to cancel their options with an exercise price greater than $3.01 and exchange them for new options that will be granted no earlier than 6 months and two days from the date of cancellation. We currently expect the new grant date to be April 24, 2002. The new options will have the same vesting schedule as the original options and an exercise price equal to the fair market value on the date when the new options are granted. If any original options would have vested during this 6-month waiting period, then the new options will reflect this vest as well as any prior vests.

     To give you a sense of how the program will work, here are a few examples:

     . If you hold one option to purchase 1,000 shares of our common stock at an exercise price of $1.85 and another option to purchase 2,000 shares of our common stock at an exercise price of $10.00, then you may exchange the $10.00 option. You may not exchange the $1.85 option, since the $1.85 exercise price is not more than the $3.01 threshold.

     . If you hold one option to purchase 3,000 shares of our common stock at an exercise price of $10.00 and another option to purchase 5,000 shares of common stock at an exercise price of $8.00, then you may exchange none, one or both of these options, but you may not exchange an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender 2,000 shares worth of your 3,000-share option.

     . If you tender an option for 3,000 shares, of which 1,000 shares are already vested, another 1,000 shares will vest on February 28, 2002 and another 1,000 shares will vest on February 28, 2003, and assuming that you are granted a new option on April , 2002, then your new option will be for 2,000 vested shares and 1,000 unvested shares. The unvested portion of your new option will vest on February 28, 2003.

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     We realize that in connection with this program, we are asking you to review a significant number of documents. It may seem to you that our documentation and process is unnecessary, duplicative or overwhelming. However, all of our communications and our documentation have been prepared to ensure compliance with U.S. securities laws and have been structured in a manner that is intended to be clear to you. We do encourage you, for your benefit as well as for our own, to carefully review all of the materials provided and review your decision carefully.

The documents that you have received are:

          . the Offer to Exchange, which sets forth the terms of the Pumatech Stock Exchange Program and includes a helpful summary in the front;

          . your one-page "Personnel Option Status" report, which summarizes the options that you hold;

          . a Letter of Transmittal, which you will need to complete and return to us on or before the October 22, 2001 deadline, should you choose to participate in the program; and

          . a Notice of Withdrawal, which you will need to complete and return to us on or before the October 22, 2001 deadline if you have already returned a Letter of Transmittal but then change your mind and no longer wish to participate in the program.

     If you choose to participate in the program, you will need to return a completed Letter of Transmittal to us by no later than 12:00 midnight, California Time, on Monday, October 22, 2001. This means that you will be able to return a Letter of Transmittal at any time on or before Monday, October 22, including during the business day on that Monday; however, any Letters of Transmittal returned on or after 12:01 A.M. on Tuesday, October will not be accepted. The important dates to remember are:

--------------------------------------------------------------------------------
Date                                   Event
--------------------------------------------------------------------------------
September 24, 2001 through
 October 22, 2001                 STEP 1: Review the enclosed documents

                                  STEP 2: Return the Letter of Transmittal to
                              your local Human Resources Department
                              representative should you choose to participate in the offer
--------------------------------------------------------------------------------
October 22, 2001                  Last day to return your Letter of Transmittal
                              (or Notice of Withdrawal) to your local Human Resources Department representative

--------------------------------------------------------------------------------
Week of October 23, 2001           Cancellation of options accepted for exchange
--------------------------------------------------------------------------------
On or about April 24, 2002         New options grant date
--------------------------------------------------------------------------------

     Please note that our Board of Directors makes no recommendation as to whether or not you should participate in the offer. You must make your own decisions whether or not to participate. Should you choose not to participate, no further action is required of you.

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     If you have any questions about the program, please contact your Human
Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this document, after the "Frequently Asked Questions".



Sincerely,

/s/ Bradley Rowe
-----------------------
Bradley Rowe
Chief Executive Officer

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                          FREQUENTLY ASKED QUESTIONS OF
                        OUR STOCK OPTION EXCHANGE PROGRAM

                   TO PARTICIPATE, YOUR RESPONSE IS NEEDED BY
                        12:00 MIDNIGHT, CALIFORNIA TIME,
                          ON MONDAY, OCTOBER 22, 2001.

     To participate in the program, you must complete and sign and date the Letter of Transmittal and return it to your Human Resources Department representative at or before 12:00 midnight, California Time, on Monday, October 22, 2001. This means that you will be able to return a Letter of Transmittal at any time on or before Monday, October 22, including during the business day on that Monday; however, any Letters of Transmittal returned on or after 12:01 A.M. on Tuesday, October will not be accepted. If you have any questions, please contact your Human Resources Department representative.

     The following summary addresses some of the principal questions that you may have regarding our stock option exchange program. Please read the Offer to Exchange and the Letter of Transmittal as well, because the information in this summary is not complete.

     Who Can Participate? Any current employee, officer or director located in the United States, the United Kingdom or Japan with options granted:

          .    with an exercise price greater than $3.01 per share and

          .    under our 1993 or 2000 stock option plans,

can participate.

     How Many New Options Will I Receive? We will grant you new options to purchase the same number of shares as the number of shares subject to the options that you exchange (subject to adjustment in specified circumstances, such as a stock split).

     When Will I Receive My New Options? We will grant you new options around the first business day that is at least six months and two days following the date when we cancel the exchanged options. For example, if we cancel tendered options on October 22, 2001, which is the first business day following the scheduled expiration date of the program, then the new options will be granted around Wednesday, April 24, 2002.

     Will I Receive Any New Options If I Tender My Old Options But Am Terminated Before the Program Expires? If you tender your options and, for any reason, you terminate your employment or directorship with us or our subsidiaries before the program expires, then you can withdraw your tendered options before the termination. You will be able to exercise them for a period of time after your termination, as specified in your option grant document. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

     What Will Happen If I Am Terminated After the Program Expires But Before the New Options Are Granted? If you tender your options, then to receive a grant of new options, you must remain an employee, officer or director of Pumatech or one of our subsidiaries from the date when you tender your options through the date when we grant the new options. If, for any reason, you are not one of our employees or directors, from the date when you tender your options through the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options. This means that if you die, become disabled and are terminated, quit with or without a good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

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     What Will Be the Exercise Price of the New Options? Each new option will have an exercise price equal to the fair market value as of the date when we grant the new options.

     What Is the Vesting Period of the New Options? The new options will have the same vesting schedule as the old options that are accepted for exchange and canceled. This means that the number of shares under new options that will be fully vested and immediately exercisable on the date of grant will equal:

     . the number of shares under the options validly tendered for exchange and accepted which were already vested in accordance with their original terms, plus

     . the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted.

     What Happens to My Options if I Decide to Participate in the Program? If you decide to participate, then all options that we accept for exchange will be canceled, and you will have no further right or interest in those options, whether vested or unvested.

     What Happens If I Decide Not to Participate in the Program? If you do not participate, then you will keep your current options (with the same exercise price) and will not receive any new options under this stock option exchange program.

     Can I Change My Mind? Yes. If you turn in a Letter of Transmittal, you can still change your mind any time by delivering a Notice of Withdrawal of Tender to us before the exchange expires, which is currently scheduled for 12:00 midnight, California Time, on Monday, October 22, 2001.

     What Is the Tax Treatment of the Exchange? We believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. Note that if you reside or work in a different country, then, although we believe that your tax consequences will generally be the same as for your U.S. counterparts, you may be subject to different tax consequences if you exchange your options in the program. We recommend that you consult with your own tax advisor to determine the tax consequences of the exchange.

     What Does the Company Recommend that I Do? Although our Board of Directors has approved the program, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors.

     Why Have I Received So Much Paper? We have provided you with a significant number of documents, each of which is in satisfaction of our legal and disclosure obligations. We recommend that you take the time to review the enclosed materials before making any decision with regard to the program.

                   Human Resources Department Representatives

                              Nashua, New Hampshire
                              ---------------------

                                Mitzi Burkinshaw
                        Phone: (603) 888-0666, Ext. 1069
                               Fax: (603) 888-9817
                            mburkinshaw@pumatech.com
                            ------------------------

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                              San Jose, California
                              --------------------

                                  Sylina Lopez
                              Phone: (408) 321-3825
                               Fax: (408) 321-3886
                               Slopez@pumatech.com
                               -------------------

                              Los Gatos, California
                              ---------------------

                                  Heather Busby
                              Phone: (408) 399-8523
                               Fax: (408) 395-9642
                               hbusby@pumatech.com
                               -------------------

                             Santa Cruz, California
                             ----------------------

                                  Heather Busby
                              Phone: (408) 399-8523
                               Fax: (408) 395-9642
                               hbusby@pumatech.com
                               -------------------

                                 London, England
                                 ---------------

                                  Sylina Lopez
                              Phone: (408) 321-3825
                               Fax: (408) 321-3886
                               Slopez@pumatech.com
                               -------------------

                                  Tokyo, Japan
                                  ------------

                                  Sylina Lopez
                              Phone: (408) 321-3825
                               Fax: (408) 321-3886
                               Slopez@pumatech.com
                               -------------------